Exhibit 99.1

Ignyta Announces Third Quarter 2014

Company Highlights and Financial Results

November 7, 2014 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the third quarter ended September 30, 2014.

“We continue to make substantial progress toward making targeted therapeutics available for cancer patients,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “During the third quarter of 2014, we continued enrolling patients in our STARTRK-1 and ALKA-372-001 clinical trials of our lead product candidate RXDX-101, and we announced promising data at ESMO from the ALKA study. In addition, we strengthened our balance sheet by expanding our relationship with Silicon Valley Bank, bolstered our pipeline with the addition of our RXDX-103 and RXDX-104 development programs and continued to expand our team with incredibly talented people.”

Company Highlights

Presentation of RXDX-101 Clinical Data at ESMO Showing First Reported Complete Response

In September 2014, interim results from the first-in-human ALKA-372-001 Phase I clinical trial of RXDX-101 were presented in a poster discussion session at the 2014 Congress of the European Society for Medical Oncology (ESMO) in Madrid, Spain.

This dose escalation study was designed to determine the maximum tolerated dose (MTD) and recommended Phase II dose, as well as to evaluate preliminary anti-cancer activity of single agent RXDX-101 in patients with solid tumors with molecular alterations in the TrkA, ROS1 or ALK tyrosine kinase receptors. A total of 25 patients were dosed under three different schedules:

•	Schedule A: 19 patients received RXDX-101 in a fasted state for four consecutive days in each of the first three weeks of each 28-day dosing cycle, followed by three days without dosing. During the fourth week of the dosing cycle, patients were not dosed.

•	Schedule B: 3 patients received RXDX-101 in a fed state once-daily during each 28-day dosing cycle.

•	Schedule C: 3 patients received RXDX-101 in a fed state for four consecutive days, followed by three days without dosing, in each week of each 28-day dosing cycle.

As of the time of the September 2014 data cut-off for the ESMO presentation, 25 patients had been dosed. The interim findings at such date showed:

•	No dose-limiting toxicities were observed, and only one Grade 3 or higher possibly drug-related adverse event was observed (Grade 3 fatigue, which subsided with dose reduction);

•	Eight patients remained on active treatment across the three dosing schedules, with four patients having received 9 to 21 cycles of treatment;

•	RXDX-101 demonstrated a complete response in a patient with ROS1-positive non-small cell lung cancer (NSCLC);

•	RXDX-101 demonstrated five partial responses, in patients with three different cancer histologies (colorectal cancer, NSCLC and neuroblastoma) and in patients with each of TrkA, ROS1 and ALK alterations; and

•	RXDX-101 demonstrated prolonged stable disease in two patients: one with ALK-positive NSCLC and one with ROS1-positive pancreatic cancer.

Amended and Restated Loan and Security Agreement with Silicon Valley Bank

In September 2014, Ignyta announced that it had secured a $31 million term loan facility from Silicon Valley Bank. Under the loan facility, the company received initial funding of $21 million, approximately $11 million of which was used to repay the company’s existing loan with Silicon Valley Bank, and it has a conditional option to receive an additional $10 million.

The loan agreement provides that the second tranche of $10 million may be drawn down at Ignyta’s discretion at any time prior to September 30, 2015, provided that Ignyta has initiated the Phase IIa portion of the ongoing STARTRK-1 Phase I/IIa clinical study of RXDX-101 and other customary funding conditions are met.

License Agreement with Nerviano for Two Additional Potential First-in-Class Programs

In August 2014, Ignyta announced that it entered into a license agreement with Nerviano Medical Sciences S.r.l. that grants Ignyta exclusive global development and commercialization rights to RXDX-103 and RXDX-104, two new drug development programs. RXDX-103 is a development candidate stage inhibitor of the cell division cycle 7-related (Cdc7) protein kinase, and RXDX-104 is a lead optimization stage program to identify a highly selective inhibitor of the rearranged during transfection (RET) tyrosine kinase. Each of these programs is in development for the potential treatment of multiple cancers.

Under the terms of the license agreement, Ignyta assumed sole responsibility for global development and commercialization of the RXDX-103 product candidate immediately, and will assume responsibility for the RXDX-104 program upon the earlier of December 31, 2014 or the identification of a lead development candidate. Nerviano received an upfront payment of $3.5 million, and will receive development- and regulatory-based milestone payments and tiered royalty payments on future net sales of RXDX-103 or RXDX-104.

Initiation of Phase I/IIa Clinical Trial of RXDX-101

In July 2014, Ignyta announced the multicenter initiation of its global Phase I/IIa clinical trial of RXDX-101, the company’s proprietary oral tyrosine kinase inhibitor targeting multiple solid tumor indications. This clinical trial is called STARTRK-1, which is the first of the Studies Targeting ALK, ROS1 and/or TRKA/B/C, and is a Phase I/IIa, multicenter, single-arm, open-label clinical trial of continuous daily dosing of oral RXDX-101 in adult patients with locally advanced or metastatic cancer confirmed to be positive for relevant molecular alterations. The trial will involve multiple clinical sites in the U.S., Europe and Asia. Sites that have dosed, or that Ignyta anticipates will dose, patients in the Phase I portion of the trial include Chao Family Comprehensive Cancer Center at UC Irvine, Lombardi Comprehensive Cancer Center at Georgetown, Massachusetts General Hospital/Dana Farber Cancer Institute, Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, and the University of Texas M.D. Anderson Cancer Center.

Investor Day

In October 2014, Ignyta hosted a Key Opinion Leader Breakfast in New York City. The meeting featured two leading experts in oncology precision medicine, Garrett Brodeur, M.D., of the Perelman School of Medicine at the University of Pennsylvania and the Children’s Hospital of Philadelphia, and Alexander Drilon, M.D., of the Memorial Sloan Kettering Cancer Center. Drs. Brodeur and Drilon each discussed RXDX-101 and the role that targeting molecular alterations to TrkA, TrkB, TrkC, ROS1 and ALK can play in the treatment of solid tumors. Dr. Lim also provided a brief overview of the company and its approach to targeted oncology therapeutics and companion diagnostics. Ignyta filed a Form-8-K with the U.S. Securities and Exchange Commission (SEC) containing the slides used in these presentations. The company’s SEC filings can be found on the company’s website at www.ignyta.com and on the SEC’s website at www.sec.gov.

Enhancement of Leadership Capacity

In September 2014, Ignyta announced that Robert Wild, Ph.D., most recently Chief Scientific Officer of Oncology Research, Drug Discovery at Eli Lilly, joined the company as its Chief Scientific Officer and Senior Vice President, Research. In August 2014, Ignyta announced that Adrian Senderowicz, M.D., most recently VP, Global Regulatory Oncology at Sanofi, joined the company as its Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs.

Third Quarter 2014 Financial Results

For the third quarter of 2014, net loss was $10.7 million, or $0.55 per share, compared with $1.2 million, or $0.55 per share, for the third quarter of 2013.

Ignyta did not record any revenue for the three months ended September 2014 or for the three months ended September 30, 2013.

Research and development expenses for the third quarter of 2014 were $8.6 million, compared with $0.7 million for the third quarter of 2013. The increase was primarily due to the payment of the upfront license fee of $3.5 million to Nerviano for rights to RXDX-103 and RXDX-104, as well as an increase in activities relating to the development of RXDX-101. The increase between periods was also due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates and facilities related expenses as a result of the expansion of the company’s leased facilities space.

General and administrative expenses were $2.2 million for third quarter of 2014, compared with $0.5 million for third quarter of 2013. The increase was primarily caused by increases in personnel, audit, legal and intellectual property costs, some of which resulted from activities relating to operating as a public company, and facilities related expenses as a result of the expansion of the company’s leased facilities space.

At September 30, 2014, the company had cash, cash equivalents and available-for-sale securities totaling $94.7 million and current and long-term debt of $21.0 million. At June 30, 2014, the company had cash, cash equivalents and available-for-sale securities totaling $95.1 million and current and long-term debt of $10.0 million. At December 31, 2013, the company had cash and cash equivalents totaling $51.8 million and current and long-term debt of $10.0 million.

Conference Call Information

On Friday, November 7, 2014, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast at http://www.media-server.com/m/p/uinsi4ib, or on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at both sites for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 30279824.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer. It aims to achieve this goal by pairing each of its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the clinical sites that the company anticipates will dose in STARTRK-1; the company’s ability to develop targeted therapeutics for cancer patients; the progress of and data from Ignyta’s clinical trials and other studies; the clinical needs for the company’s product candidates and the company’s development plans and focus on such candidates; the company’s ability to draw the second tranche under the Silicon Valley Bank loan agreement when expected; and the company’s financial position and results of operations, including any projections relating to such position or future results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing Phase I/II clinical trials of RXDX-101, or any future clinical trials, to differ from preliminary results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to meet the funding conditions of the second tranche under the Silicon Valley Bank loan agreement; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates, including reliance on Nerviano for the prosecution and maintenance of certain key intellectual property for all of Ignyta’s in-licensed product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

SUMMARY CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue	—	—	150	—

Operating costs and expenses
Research and development	8,623	724	14,381	1,945
General and administrative	2,223	485	6,018	1,389

Total operating costs and expenses	10,846	1,209	20,399	3,334

Loss from operations	(10,846)	(1,209)	(20,249)	(3,334)

Other income (expense)	143	(30)	22	(60)
Loss before income tax	(10,703)	(1,239)	(20,227)	(3,394)

Income tax provision	—	—	5	2

Net loss	$(10,703)	$(1,239)	$(20,232)	$(3,396)

Basic and diluted net loss per share	$(0.55)	$(0.55)	$(1.13)	$(1.58)

Shares used to calculate net loss per share	19,580	2,273	17,905	2,154

IGNYTA, INC.

SUMMARY CONDENSED BALANCE SHEETS

	September 30, 2014 (Unaudited)	December 31, 2013 (Audited)
	(in thousands)
ASSETS
Cash and cash equivalents	$21,530	$51,804
Short term investments	54,663	—
Prepaid expenses and other current assets	1,126	671

Total current assets	77,319	52,475
Fixed assets, net	2,838	831
Long term investments	18,481	—
Other assets	736	13

Total assets	$99,374	$53,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$798	$812
Accrued expenses and other liabilities	2,633	590
Lease payable, current portion	53	—
Warrant liability	156	129

Total current liabilities	3,640	1,531
Notes payable, net of current portion and discount	20,162	8,950
Lease payable, net of current portion	116	—
Other liabilities	630	1,050

Total liabilities	24,548	11,531
Total stockholders’ equity	74,826	41,788

Total liabilities and stockholders’ equity	$99,374	$53,319